Nationwide Variable Insurance Trust
Sub-Item 77C Exhibit:
Submission of Matters To A Vote of Security Holders
6-30-16 Semi-Annual Report

Meeting Date
March 29, 2016
Meeting Description

Matters Submitted to a Vote of Security Holders at a special meeting of shareholders held on March 29, 2016, shares were voted as follows on the proposal presented to the shareholders:
Proposal

On the resolution to approve the Plan of Reorganization reorganizing the NVIT Growth Fund (the "Fund"), a series of Nationwide Variable
Insurance Trust (the "Trust"), as described in the notice of the
Special Meeting of Shareholders of the Trust to be held on March 29, 2016, the shares of the Fund were voted or not voted as follows with respect to such resolution as it related to the Fund:

Fund
NVIT Growth Fund

Number of Shares Cast/Not Cast
Percentages of Outstanding Shares
Percentages of Shares Voted

For 10,104,815.566 shares,
88.667%, 89.667%
AGAINST 393,348.221 shares, 3.481%, 3.451%
ABSTAIN 803,759.451 shares, 7.111%, 7.053%
TOTAL 11,301,923.238 shares, 100.000%, 99.171%